UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 1, 2015

SEARS HOMETOWN AND OUTLET STORES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35641	80-0808358
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5500 Trillium Boulevard, Suite 501 Hoffman Estates, Illinois		60192
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 286-7000

(Former Name or Former Address, if Changed Since Last Report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2015 the Board of Directors of Sears Hometown and Outlet Stores, Inc. (the “Company”) elected William A. Powell as the Company’s Chief Executive Officer and President, effective immediately. Mr. Powell succeeds W. Bruce Johnson, whose employment as the Company’s Chief Executive Officer and President is ending.

Also on July 1, 2015 the Board of Directors elected Mr. Powell as a member of the Board of Directors.

A copy of the Company’s July 1, 2015 news release with respect to Mr. Powell is attached as Exhibit 99.1 to this Form 8-K.

The Company’s letter agreement with Mr. Powell dated July 1, 2015 (the “Letter Agreement”) provides that Mr. Powell will receive an annual base salary of $700,000. He will also receive a payment of $100,000 (gross) to offset expenses incurred by him and expenses incurred by the Company with respect to the sale of his current home in the Cleveland, Ohio area, the purchase of a new home in the Chicago area, house-hunting trips, moving household goods, and brokerage fees, all if he elects to relocate his family to the Chicago area. If he voluntarily terminates his employment prior to the first anniversary of his start date as Chief Executive Officer and President other than for Good Reason or if prior to that date the Company terminates his employment for Cause, he will repay to the Company all of this relocation assistance paid or reimbursed to him and all relocation assistance incurred by the Company. “Good Reason” and “Cause” are defined in the Amended and Restated Executive Severance Agreement that is described below in this Item 5.02.

The Letter Agreement also provides that Mr. Powell is entitled to continue to participate in the Company’s 2015 Annual Incentive Plan (“AIP”) with a target award of 100% of his base salary (which is an increase from his current participation at 75% of his base salary). He is also entitled to continue to participate in the Company’s Long-Term Incentive Program with a target award of 200% of his base salary (which is an increase from his current participation at 100% of his base salary).

The Letter Agreement also provides that Mr. Powell’s current $100,000 cash retention award dated April 21, 2015 will continue in effect in accordance with its current terms and conditions.

Mr. Powell has entered into an Amended and Restated Executive Severance Agreement with the Company dated July 1, 2015 (the “Severance Agreement”). The Severance Agreement provides, among other things, that if Mr. Powell is involuntarily terminated by the Company for any reason other than for Cause, death, or disability, or if he voluntarily terminates his employment for Good Reason, the Company will pay him cash severance equal to (a) one times his annual base salary rate as of the date his employment terminates, plus (b) the amount, if any, determined by the Compensation Committee of the Board of Directors to have been actually earned by Mr. Powell under the AIP for the year in which the termination occurs, prorated to the date of termination, plus (c) if the termination occurs prior to Mr. Powell’s receipt of his actually earned annual bonus under the AIP (as determined by the Compensation Committee) for the year that is prior to the year in which the termination occurs, that bonus to be paid to Mr. Powell at the time when the Company makes payments of bonuses earned with respect to the prior year. The payments described in this paragraph are subject to mitigation. The Severance Agreement also includes non-compete, non-solicitation, and non-disclosure agreements by Mr. Powell.

A copy of the Letter Agreement and a copy of the Severance Agreement are attached to this Form 8-K as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by this reference. The foregoing descriptions of the terms of the Letter Agreement and the Severance Agreement are qualified in their entirety by reference to their full texts.

Item 8.01. Other Events.

The Company’s Board of Directors has elected E.J. Bird, a member of the Board of Directors, as the Chairman of the Board in accordance with Section 2.7 of the Company’s Amended and Restated Bylaws.

Forward-Looking Statements

This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based upon the current beliefs and expectations of the Company’s management. These forward-looking statements are subject to risks, uncertainties, and assumptions, many of which are beyond the Company’s control. Additional information concerning other factors is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and subsequent filings with the SEC. The Company intends the forward-looking statements to speak only as of when made and, except as required by law, the Company will not update or revise the forward-looking statements as more information becomes available.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The Exhibits listed in the accompanying “Exhibit Index” have been filed as part of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ CHARLES J. HANSEN
Charles J. Hansen
Vice President, General Counsel, and Secretary

Date: July 1, 2015

Exhibit Index

Exhibit Number	Exhibit Description

10.1*	Letter agreement with William A. Powell dated July 1, 2015

10.2*	Amended and Restated Executive Severance Agreement between Sears Hometown and Outlet Stores, Inc. and William A. Powell dated July 1, 2015

99.1*	News release dated July 1, 2015

* Furnished herewith

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